PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 7,680 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-250103; 333-250103-01
Dated November 16, 2020	Dated January 27, 2023
Rule 424(b)(2)

$250,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Trigger PLUS due February 7, 2024

Based on the Performance of the Common Stock of Amazon.com, Inc. (the “Trigger PLUS”)

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the performance of the common stock of Amazon.com, Inc., which we refer to as Amazon Stock.  At maturity, if Amazon Stock has appreciated in value, you will receive the stated principal amount of your investment plus leveraged upside performance of Amazon Stock, subject to the maximum payment at maturity.  If Amazon Stock has depreciated in value but by no more than 20%, you will receive the stated principal amount of your investment.  However, if Amazon Stock has depreciated by more than 20%, you will be negatively exposed to the full amount of the percentage decline in Amazon Stock and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero.  Accordingly, you may lose your entire investment.  The Trigger PLUS are for investors who seek a common stock-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature and the limited protection against loss that applies only if the final share price is greater than or equal to the trigger level.  The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each Trigger PLUS is $1,000.

•	We will not pay interest on the Trigger PLUS.

•	At maturity, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold:

º	If the final share price is greater than the initial share price: $1,000 + leveraged upside payment, subject to the maximum payment at maturity of $1,265.00 per Trigger PLUS (126.50% of the stated principal amount);

º	If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level: $1,000

º	If the final share price is less than the trigger level: $1,000 × share performance factor.

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of at least 20%, and possibly all, of your investment.

•	The leveraged upside payment will equal $1,000 × leverage factor × share percent change. The leverage factor is 200%.

•	The share percent change will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.

•	The share performance factor will be equal to (i) the final share price divided by (ii) the initial share price.

•	The initial share price is $102.24, which is equal to the closing price of one share of Amazon Stock on January 27, 2023, the day we priced the Trigger PLUS for initial sale to the public, which we refer to as the pricing date.

•	The final share price will equal the closing price of one share of Amazon Stock times the adjustment factor, each as of February 2, 2024, which we refer to as the valuation date. The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting Amazon Stock.

•	The trigger level is $81.792, which is equal to 80% of the initial share price.

•	Investing in the Trigger PLUS is not equivalent to investing in Amazon Stock.

•	The Trigger PLUS will not be listed on any securities exchange.

•	The estimated value of the PLUS on the pricing date is $977.10 per Trigger PLUS. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the Trigger PLUS is 61774TRA2 and the ISIN for the Trigger PLUS is US61774TRA24.

You should read the more detailed description of the Trigger PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms” and “Additional Information About the Trigger PLUS.”

The Trigger PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS- 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER TRIGGER PLUS

	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per Trigger PLUS	$1,000	$13.50	$986.50
Total	$250,000	$3,375	$246,625
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $13.50 for each Trigger PLUS they sell. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Additional Information About the Trigger PLUS—Use of Proceeds and Hedging” on page PS-31.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate.  See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger PLUS due February 7, 2024 Based on the Performance of the Common Stock of Amazon.com, Inc., which we refer to as the Trigger PLUS, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Trigger PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley.  The return on the Trigger PLUS at maturity is based on the performance of the common stock of Amazon.com, Inc., which we refer to Amazon Stock.  The Trigger PLUS are for investors who seek a return based on the value of Amazon Stock and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature and the limited protection against loss that applies only if the final share price is greater than or equal to the trigger level. The Trigger PLUS do not guarantee the return of any principal at maturity, and all payments on the Trigger PLUS are subject to our credit risk.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each Trigger PLUS costs $1,000	We are offering Trigger PLUS due February 7, 2024 Based on the Performance of the Common Stock of Amazon.com, Inc. (the “Trigger PLUS”). The stated principal amount and issue price of each Trigger PLUS is $1,000.

The original issue price of each Trigger PLUS includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date is $977.10.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to Amazon Stock.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to Amazon Stock, instruments based on Amazon Stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to Amazon Stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to Amazon Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The Trigger PLUS do not guarantee the return of any of the principal; no interest	Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity. If the final share price is less than the trigger level of $81.792, which is 80% of the initial share price, we will pay to you an amount in cash per Trigger PLUS that is less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the share price of Amazon Stock. Under these circumstances, the payment at maturity will be less than $800 per stated principal amount and, as there is no minimum payment at maturity on the Trigger PLUS, you could lose your entire investment.
Your return on the Trigger PLUS is limited by the maximum payment at maturity	The return investors realize on the Trigger PLUS is limited by the maximum payment at maturity of $1,265.00 per Trigger PLUS (126.50% of the stated principal amount). Therefore, although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, any increase in the final share price over the initial share price by more than 13.25% of the initial share price will not further increase the return on the Trigger PLUS. See “Hypothetical Payout on the Trigger PLUS at Maturity” on PS-7.
Payment at maturity

At maturity, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the final share price, determined as follows:

•       If the final share price is greater than the initial share price, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$1,000 + leveraged upside payment,
subject to the maximum payment at maturity of $1,265.00 per Trigger PLUS (126.50% of the stated principal amount).
where,
leverage upside payment = $1,000 × leverage factor × share percent change leverage factor = 200%
share percent change	=	final share price − initial share price
initial share price

final share price = the closing price of one share of Amazon Stock times the adjustment factor, each as of the valuation date, initial share price = $102.24, which is equal to the closing price of one share of Amazon Stock on the pricing date
and
adjustment factor = 1.0, subject to change upon certain corporate events affecting Amazon Stock.
• If the final share price is less than or equal to the initial share price but greater than or equal to the trigger level, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:
$1,000
where,
trigger level = $81.792, which is equal to 80% of the initial share price
• If the final share price is less than the trigger level, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:
$1,000 × share performance factor
where,
share performance factor	=	final share price
initial share price
Because the share performance factor will be less than 0.80 in this scenario, this payment will be less than $800 per Trigger PLUS.
On PS-7, we have provided a graph titled “Hypothetical Payout on the Trigger PLUS at Maturity,” which illustrates the performance of the Trigger PLUS at maturity assuming a range of hypothetical percentage changes in the final share price from the initial share price. The graph does not show every situation that may occur.
You can review the historical prices of Amazon Stock for the period from January 1, 2020 through January 27, 2023 in the section of this pricing supplement entitled “Additional Information About the Trigger PLUS—Historical Information.” You cannot predict the future performance of Amazon Stock based on its historical performance.
The Trigger PLUS may come to be based on the closing prices of the common stocks of companies other than Amazon.com, Inc.

Following certain corporate events relating to Amazon Stock, such as a stock-for-stock merger where Amazon.com, Inc., which we refer to as Amazon, is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Amazon.  Following certain other corporate events relating to Amazon Stock, such as a merger event where holders of Amazon Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Amazon Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Amazon in lieu of, or in addition to, Amazon Stock.  In the event of such a corporate event, the equity-linked nature of the Trigger PLUS would be significantly altered.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Final Terms—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your Trigger PLUS.

The adjustment factor may be changed	During the term of the Trigger PLUS, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to Amazon Stock. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect Amazon Stock,” “Final Terms—Adjustment Factor” and “—Antidilution Adjustments.”
You have no shareholder rights	Investing in the Trigger PLUS is not equivalent to investing in Amazon Stock. As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Amazon Stock. In addition, you do not have the right to exchange your Trigger PLUS for Amazon Stock at any time.
Postponement of maturity date	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share price, the trigger level, the final share price, the share percent change, the share performance factor, what, if any, adjustments should be made to the adjustment factor to reflect certain corporate and other events affecting Amazon Stock, and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of Trigger PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-31.
No affiliation with Amazon	Amazon is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Trigger PLUS are obligations of ours and not of Amazon.

Where you can find more information about the Trigger PLUS	The Trigger PLUS are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”
For a detailed description of the terms of the Trigger PLUS, you should read the section of this pricing supplement called “Final Terms.” You should also read the “Additional Information About the Trigger PLUS” section. You should also read about some of the risks involved in investing in Trigger PLUS in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the Trigger PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Trigger PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Trigger PLUS.

HYPOTHETICAL PAYOUT ON THE TRIGGER PLUS AT MATURITY

For each Trigger PLUS, the following graph illustrates the payout on the Trigger PLUS at maturity for a range of hypothetical final share prices.

The graph is based on the following terms:

•	Issue Price per Trigger PLUS: $1,000

•	Leverage Factor: 200%

•	Trigger Level: 80% of the initial share price

•	Maximum Payment at Maturity: $1,265.00 per Trigger PLUS

The Trigger PLUS
Bank of America Stock
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Trigger PLUS
$1,265.00 Maximum Payment at Maturity
$1,000 Stated Principal Amount
PLUS Zone
13.25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change In the Closing Price of Bank of America Stock

HOW THE TRIGGER PLUS WORK

Upside Scenario if Amazon Stock Appreciates.  If the final share price is greater than the initial share price, the investor would receive the $1,000 stated principal amount plus 200% of the appreciation of Amazon Stock over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity of $1,265.00 per Trigger PLUS (126.50% of the stated principal amount) at a final share price of 113.25% of the initial share price.

o	If Amazon Stock appreciates 10%, the investor would receive a 20% return, or $1,200 per Trigger PLUS.

o	If Amazon Stock appreciates 90%, the investor would receive only a 26.50% return, or $1,265.00 per Trigger PLUS, due to the maximum payment at maturity.

Par Scenario.  If the final share price is less than or equal to the initial share price and is greater than or equal to the trigger level of 80% of the initial share price, the investor would receive the stated principal amount of $1,000.

o	If Amazon Stock depreciates 10%, the investor would receive $1,000 per Trigger PLUS.

Downside Scenario.  If the final share price is less than the trigger level of 80% of the initial share price, the investor would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in Amazon Stock.  Under these circumstances, the payment at maturity will be less than $800 per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

o	If Amazon Stock depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $700 per Trigger PLUS at maturity, or 70% of the stated principal amount.

RISK FACTORS

The Trigger PLUS are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the Trigger PLUS do not pay interest or guarantee any return of principal at maturity.  The return that investors realize on the Trigger PLUS is limited by the maximum payment at maturity.  Investing in the Trigger PLUS is not equivalent to investing in Amazon Stock.  This section describes the material risks relating to the Trigger PLUS.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

Risks Relating to an Investment in the Trigger PLUS

The Trigger PLUS do not pay interest or guarantee the return of any principal at maturity	The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any of the principal amount at maturity. If the final share price is less than the trigger level (which is 80% of the initial share price), the payout at maturity will be an amount in cash that is at least 20% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of Amazon Stock, without any buffer. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment. See “Hypothetical Payout on the Trigger PLUS at Maturity” on PS–7.
Your appreciation potential is limited	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,265.00 per Trigger PLUS, or 126.50% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 126.50% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 13.25% of the initial share price will not further increase the return on the Trigger PLUS. See “Hypothetical Payout on the Trigger PLUS at Maturity” on PS–7.
The market price of the Trigger PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

•

the market price of Amazon Stock at any time;

•

the volatility (frequency and magnitude of changes in price) of Amazon Stock;

•

geopolitical conditions and economic, financial, political, regulatory or judicial events that affect Amazon Stock or stock markets generally and which may affect Amazon and the price of Amazon Stock;

•

interest and yield rates in the market;

•

the dividend rate on Amazon Stock, if any;

•

the time remaining until the Trigger PLUS mature;

•

the occurrence of certain events affecting Amazon Stock that may or may not require an adjustment to the adjustment factor; and

•

any actual or anticipated changes in our credit ratings or credit spreads.

The price of Amazon Stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

Some or all of these factors will influence the price that you will receive if you sell your Trigger PLUS prior to maturity.  For example, you may have to sell your Trigger PLUS at a substantial discount from the stated principal amount of $1,000 per Trigger PLUS if the closing prices of Amazon Stock at the time of sale is near or below 80% of its closing price on the pricing date, or if market interest rates rise.  You cannot predict the future performance of Amazon Stock based on its historical performance.  There can be no assurance that the final share price will be equal to or greater than the trigger level such that you will not suffer a significant loss on your initial investment in the Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS and you could lose your entire investment.  In addition, there can be no assurance that the final share price will not increase beyond 113.25% of the initial share price, in which case you will receive only the maximum payment at maturity.  Although the leverage factor provides 200% exposure to any increase in the price of Amazon Stock above the initial share price, because the payment at maturity will be limited to 126.50% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 13.25% of the initial share price will not further increase the return on the Trigger PLUS.

The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS	You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
The amount payable on the Trigger PLUS is not linked to the price of Amazon Stock at any time other than the valuation date	The final share price will be the closing price of Amazon Stock on the valuation date. Even if the price of Amazon Stock appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of Amazon Stock prior to such drop. Although the actual price of Amazon Stock on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of Amazon Stock on the valuation date.
Investing in the Trigger PLUS is not equivalent to	Investing in the Trigger PLUS is not equivalent to investing in Amazon Stock. As an investor in the Trigger PLUS, you will not have voting rights or the right to

investing in Amazon Stock	receive dividends or other distributions or any other rights with respect to Amazon Stock. As a result, any return on the Trigger PLUS will not reflect the return you would realize if you actually owned shares of Amazon Stock and received the dividends paid or distributions made on them.
The Trigger PLUS may come to be based on the closing prices of the common stocks of companies other than Amazon	Following certain corporate events relating to Amazon Stock, such as a merger event where holders of Amazon Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Amazon Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Amazon in lieu of, or in addition to, Amazon Stock. Following certain other corporate events, such as a stock-for-stock merger where Amazon is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Amazon. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Final Terms—Antidilution Adjustments.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Trigger PLUS.
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to Amazon Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS may be influenced by many unpredictable factors” above.
The Trigger PLUS will not be listed and secondary trading may be limited	The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS	As calculation agent, MS & Co. will determine the initial share price and the final share price, including whether the share price has decreased to below the trigger level, whether a market disruption event has occurred or any antidilution adjustment is required, and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Final Terms—Initial Share Price,” “—Final Share Price,” “—Valuation Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS	One or more of our affiliates expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to Amazon Stock), including trading in Amazon Stock and in options contracts on Amazon Stock, as well as in other instruments related to Amazon Stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade Amazon Stock and other financial instruments related to Amazon Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at or above which Amazon Stock must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing price of Amazon Stock on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.
The U.S. federal income	Please note that the discussions in this pricing supplement concerning the U.S.

tax consequences of an investment in the Trigger PLUS are uncertain federal income tax consequences of an investment in the Trigger PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

We are not affiliated with	Amazon is not an affiliate of ours and is not involved with this offering in any way.

Amazon	Consequently, we have no ability to control the actions of Amazon, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Amazon has no obligation to consider your interests as an investor in the Trigger PLUS in taking any corporate actions that might affect the value of your Trigger PLUS. None of the money you pay for the Trigger PLUS will go to Amazon.
We may engage in business with or involving Amazon without regard to your interests	We or our affiliates may presently or from time to time engage in business with Amazon without regard to your interests, including extending loans to, or making equity investments in, Amazon or its affiliates or subsidiaries or providing advisory services to Amazon, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Amazon. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Amazon Stock. These research reports may or may not recommend that investors buy or hold Amazon Stock.
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Amazon Stock	MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting Amazon Stock, such as stock splits and, stock dividends and extraordinary dividends, and certain other corporate actions involving Amazon Stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect Amazon Stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of Amazon Stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the Trigger PLUS and your return on the Trigger PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the Trigger PLUS. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price to be less than the trigger level (resulting in a loss of a significant portion or all of your investment in the Trigger PLUS), materially and adversely affecting your return.

FINAL TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Trigger PLUS” refers to each Stated Principal Amount of the Trigger PLUS due February 7, 2024 Based on the Performance of the Common Stock of Amazon.com, Inc. (“Amazon Stock”).

Aggregate Principal Amount	$250,000

Pricing Date	January 27, 2023

Original Issue Date (Settlement Date)	January 31, 2023 (2 Business Days after the Pricing Date)

Maturity Date	February 7, 2024, provided that, if due to non-Trading Days, a Market Disruption Event or otherwise, the Final Share Price is determined on a date that is less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the date on which the Final Share Price has been determined. See “—Valuation Date” below.

Issue Price	$1,000 per Trigger PLUS

Stated Principal Amount	$1,000 per Trigger PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61774TRA2

ISIN Number	US61774TRA24

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Trigger PLUS an amount in cash equal to:

(i)	if the Final Share Price is greater than the Initial Share Price, $1,000 + Leveraged Upside Payment, subject to the Maximum Payment at Maturity;

(ii)	if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to the Trigger Level, $1,000; or

(iii)	if the Final Share Price is less than the Trigger Level: $1,000 × Share Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Trigger PLUS to the Trustee for delivery to DTC, as holder of the Trigger PLUS, on the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “Additional Information About the Trigger PLUS—Book Entry

Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	$1,000 × Leverage Factor × Share Percent Change

Leverage Factor	200%

Maximum Payment at Maturity	$1,265.00 per Trigger PLUS (126.50% of the Stated Principal Amount).

Trigger Level	$81.792, which is 80% of the Initial Share Price

Share Percent Change	=	Final Share Price – Initial Share Price
Initial Share Price

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as expressed by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$102.24, which is equal to the Closing Price for one share of Amazon Stock on the pricing date.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of Amazon Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if Amazon Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Amazon Stock (or any such other security) is listed,

(ii)	if Amazon Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii)	if Amazon Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc.

(“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If Amazon Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Amazon Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to Amazon Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for Amazon Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Amazon Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the Final Share Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA.  See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	The Closing Price of one share of Amazon Stock times the Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting Amazon Stock. See “—Antidilution Adjustments” below.

Valuation Date	February 2, 2024. If, however, the scheduled Valuation Date is not a Trading Day, the Valuation Date will be postponed to the next Trading Day.

If the scheduled Valuation Date is not a trading day or if there is a market disruption event on such day, the Valuation Date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding such scheduled Valuation Date, then (i) such fifth succeeding trading day shall be deemed to be the relevant Valuation Date notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs, the Calculation Agent shall determine the final share price on such fifth trading day based on the mean, as determined by the Calculation Agent, of the bid prices for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the Final Share Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Trigger PLUS, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts, if any, paid on the aggregate number of Trigger PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Trigger PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Trigger Level, the Final Share Price, the Share Performance Factor, the Share Percent Change, the Payment at Maturity, whether to make any adjustments to the Adjustment Factor or whether a Market Disruption Event has occurred.  See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.”  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to Amazon Stock:

(i) the occurrence or existence of any of:

(a)       a suspension, absence or material limitation of trading of Amazon Stock on the primary market for Amazon Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)       a breakdown or failure in the price and trade reporting systems of the primary market for Amazon Stock as a result of which the reported trading prices for Amazon Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)       the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Amazon Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Trigger PLUS.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the options contract on Amazon Stock will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on Amazon Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Amazon Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Amazon Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor will be adjusted as follows:

1.       If Amazon Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Amazon Stock.

2.       If Amazon Stock is subject (i) to a stock dividend (issuance of additional shares of Amazon Stock) that is given ratably to all holders of shares of Amazon Stock or (ii) to a distribution of Amazon Stock as a result of the triggering of any provision of the corporate charter of Amazon.com, Inc. (“Amazon”), then once the dividend has become effective and Amazon Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of Amazon Stock and (ii) the prior Adjustment Factor.

3.       If Amazon issues rights or warrants to all holders of Amazon Stock to subscribe for or purchase Amazon Stock at an exercise price per share less than the Closing Price of Amazon Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Trigger PLUS, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of Amazon Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Amazon Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Amazon Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Amazon Stock which the aggregate offering price of the total number of shares of Amazon Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4.       There will be no required adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to Amazon Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution  with respect to Amazon Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for Amazon Stock by an amount equal to at least 10% of the Closing Price of Amazon Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in Amazon Stock on the primary U.S. organized securities exchange or trading system on which Amazon Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to Amazon Stock, the Adjustment Factor with respect to Amazon Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below.   The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Amazon Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Amazon Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.  A distribution on Amazon Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.       Any of the following shall constitute a “Reorganization Event”:  (i) Amazon Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Amazon, (ii) Amazon has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Amazon completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Amazon is liquidated, (v) Amazon issues to all of its shareholders equity securities of an issuer other than Amazon (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) Amazon Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.  If any Reorganization Event occurs, in each case as a result of which the holders of Amazon Stock receive any equity security listed on a national securities exchange or traded on Nasdaq (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the amount payable at maturity with respect to the stated principal amount of each Trigger PLUS following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) and any required adjustment to the Adjustment Factor will be determined in accordance with the following:

(a)       if Amazon Stock continues to be outstanding, Amazon Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)       for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for Amazon Stock, the number of shares of the New Stock received with respect to one share of Amazon Stock multiplied by the Adjustment Factor for Amazon Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)       if the combined value of the amount of Non-Stock Exchange Property received per share of Amazon Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of Amazon Stock is less than 25% of the Closing Price of Amazon Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Amazon Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Amazon Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for Amazon Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Amazon Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii)       if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of Amazon Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if Amazon Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for Amazon Stock on the Trading Day immediately prior to the effective date of such Reorganization Event.  The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the S&P 500® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as Amazon; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Trigger PLUS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500® Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for Amazon  Each Reference Basket Stock will be assigned a Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for Amazon Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Final Share Price used to calculate the amount payable at maturity with respect to the Stated Principal Amount of each Trigger PLUS will be the sum of:

(x)       if applicable, the Closing Price of Amazon Stock times the Adjustment Factor then in effect; and

(y)       if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z)       if applicable, for each Reference Basket Stock, the Closing Price for such Reference Basket Stock times the Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

In each case, the applicable Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be determined by the Calculation Agent on the Valuation Date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “Amazon Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to “Amazon Stock” shall be deemed to refer to the Exchange Property upon whose value the Payment at Maturity is thereafter based and references to a “share” or “shares” of Amazon Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock Adjustment Factor(s) or Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

No adjustment to any Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  Adjustments to the Adjustment Factors will be made up to the close of business on the Valuation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the Closing Price of Amazon Stock, including, without limitation, a partial tender or exchange offer for Amazon Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor, any New Stock Adjustment Factor or Basket Stock Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the amount payable at maturity of the Trigger PLUS made pursuant to paragraph 5 above, upon written request by any investor in the Trigger PLUS.

Alternate Exchange Calculationin Case of an Event of Default	If an Event of Default with respect to the Trigger PLUS will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Trigger PLUS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Trigger PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Trigger PLUS. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Trigger PLUS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Trigger PLUS, which we describe below, the holders of the Trigger PLUS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Trigger PLUS is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Trigger PLUS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Trigger PLUS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ADDITIONAL INFORMATION ABOUT THE TRIGGER PLUS

Interest Rate	None

Book Entry Note or Certificated Note	Book Entry. The Trigger PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Trigger PLUS. Your beneficial interest in the Trigger PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Trigger PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Amazon Stock; Public Information	Amazon.com, Inc. offers electronic retail services to consumer customers, seller customers and developer customers. Amazon Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-22513. In addition, information regarding Amazon.com, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS referenced hereby and does not relate to Amazon Stock or other securities of Amazon Corporation We have derived all disclosures contained in this pricing supplement regarding Amazon Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the Trigger PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Amazon Corporation in connection with the offering of the Trigger PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Amazon Corporation is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Amazon Stock (and therefore the price of Amazon Stock at the time we priced the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Amazon Corporation could affect the value received at maturity with respect to the Trigger PLUS and therefore the value of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Amazon Stock.

  We and/or our affiliates may presently or from time to time engage in business with Amazon Corporation, including extending loans to, or making equity investments in, Amazon Corporation or providing advisory services to Amazon Corporation, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Amazon Corporation, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Amazon Corporation, and the reports may or may not recommend that investors buy or hold Amazon Stock. As a purchaser of the Trigger PLUS, you should undertake an independent investigation of Amazon Corporation as in your judgment is appropriate to make an informed decision with respect to an investment linked to Amazon Stock.

Historical Information	The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of Amazon Stock for each quarter in the period from January 1, 2020 through January 27, 2023. The Closing Price on January 27, 2023 was $102.24. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical prices of Amazon Stock should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of Amazon Stock on the Valuation Date. The price of Amazon Stock may decrease below the Trigger Level so that you will receive a Payment at Maturity that is significantly less than the stated principal amount of the Trigger PLUS. In addition, you will not benefit from any increase in the Final Share Price above 113.25% of the Initial Share Price because of the Maximum Payment at Maturity. Because your return is linked to the price of Amazon Stock on the Valuation Date, there is no guaranteed return of any of the principal.

If the Final Share Price is less than the Trigger Level, you will lose a significant portion or all of your investment.

Amazon.com, Inc.

Historical High, Low and Period End Closing Prices

January 1, 2020 through January 27, 2023

	High ($)	Low ($)	Period End ($)
2020
First Quarter	108.51	83.83	97.49
Second Quarter	138.22	95.33	137.94
Third Quarter	176.57	143.94	157.44
Fourth Quarter	172.18	150.22	162.85
2021
First Quarter	169.00	147.60	154.70
Second Quarter	175.27	157.60	172.01
Third Quarter	186.57	159.39	164.25
Fourth Quarter	184.80	159.49	166.72
2022
First Quarter	170.41	136.02	163.00
Second Quarter	168.35	102.31	106.21
Third Quarter	144.78	109.22	113.00
Fourth Quarter	121.09	81.82	84.00
2023
First Quarter (through January 27, 2023)	102.24	83.12	102.24

The following graph shows the daily Closing Prices of Amazon Stock from January 1, 2018 through January 27, 2023.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.  The historical Closing Prices of Amazon Stock may have been adjusted for stock splits and other corporate events.  The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Amazon Stock

January 1, 2018 through January 27, 2023

Use of Proceeds and Hedging	The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in Amazon Stock or in options contracts on Amazon Stock that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Share Price of Amazon Stock, and therefore could increase the price at or above which Amazon Stock must close so that you do not suffer a significant loss on your initial investment in the Trigger PLUS.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS by purchasing and selling Amazon Stock, futures or options contracts on Amazon Stock that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of Amazon Stock and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest	Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $13.50 for each Trigger PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Trigger PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Trigger PLUS.  Specifically, the Agent may sell more Trigger PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Trigger PLUS for its own account.  The Agent must close out any naked short position by purchasing the Trigger PLUS in the open market after the offering.  A naked short position in the Trigger PLUS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Trigger PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Trigger PLUS in the open market to stabilize the price of the Trigger PLUS.  Any of these activities may raise or maintain the market price of the Trigger PLUS above independent market prices or prevent or retard a decline in the market price of the Trigger PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Trigger PLUS. See “—Use of Proceeds and Hedging” above.

Validity of the Trigger PLUS

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Trigger PLUS.  This discussion applies only to investors in the Trigger PLUS who:

•	purchase the Trigger PLUS in the original offering; and

•	hold the Trigger PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the Trigger PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Trigger PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Trigger PLUS or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Trigger PLUS to you.

In addition, we will not attempt to ascertain whether the issuer of the shares to which a Trigger PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the issuer of the Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Trigger PLUS. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuer of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if the issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Trigger PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Trigger PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Trigger PLUS or instruments that are similar to the Trigger PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments of the Trigger PLUS).  Unless otherwise stated, the following discussion is based on the treatment of the Trigger PLUS as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Trigger PLUS

Assuming the treatment of the Trigger PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Trigger PLUS should equal the amount paid by the U.S. Holder to acquire the Trigger PLUS.

Sale, Exchange or Settlement of the Trigger PLUS. Upon a sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Trigger PLUS sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Trigger PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Trigger PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Trigger PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Trigger PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Trigger PLUS. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Trigger PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Trigger PLUS are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Trigger PLUS.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Trigger PLUS at maturity and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with the payment on the Trigger PLUS and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Trigger PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS

In general.  Assuming the treatment of the Trigger PLUS as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Trigger PLUS generally will not be subject to U.S.

federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Trigger PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Trigger PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Trigger PLUS (or a financial institution holding a Trigger PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Trigger PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Trigger PLUS, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Trigger PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Trigger PLUS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security.  Based on our determination that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Trigger PLUS may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Trigger PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Trigger PLUS at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Trigger PLUS were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Trigger PLUS. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Trigger PLUS, we would not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Trigger PLUS.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Trigger PLUS.